Exhibit 99

Investor Relations: Dianna Higgins | (414) 347-2635 | dianna_higgins@mgic.com

MGIC Investment Corporation Reports Second Quarter 2023 Results
Second Quarter 2023 Net Income of $191.1 million or $0.66 per Diluted Share
Second Quarter 2023 Adjusted Net Operating Income (Non-GAAP) of $196.0 million or $0.68 per Diluted Share

MILWAUKEE (August 2, 2023) - MGIC Investment Corporation (NYSE: MTG) today reported operating and financial results for the second quarter of 2023. Net income for the quarter was $191.1 million, or $0.66 per diluted share, compared with net income of $249.3 million, or $0.80 per diluted share, for the second quarter of 2022.

    Adjusted net operating income for the second quarter of 2023 was $196.0 million, or $0.68 per diluted share, compared with $254.4 million, or $0.81 per diluted share, for the second quarter of 2022. We present the non-GAAP financial measure "Adjusted net operating income" to increase the comparability between periods of our financial results. See “Use of Non-GAAP financial measures" below.

"We are pleased to announce another quarter of solid results, and with that, excellent financial results for the first half of the year. Our strategic long-term focus and prudent risk management continue to enable us to navigate a dynamic economic landscape and deliver strong performance that demonstrates our commitment to value creation for all of our stakeholders” stated Tim Mattke, CEO of MTG and Mortgage Guaranty Insurance Corporation (“MGIC”).

Second Quarter 2023 Summary

•New insurance written was $12.4 billion, compared with $8.2 billion in the first quarter of 2023 and $24.3 billion in the second quarter of 2022.
•Persistency, or the percentage of insurance remaining in force from one year prior, was 83.5% at June 30, 2023, compared with 82.0% at March 31, 2023, and 71.5% at June 30, 2022.
•Insurance in force of $292.5 billion at June 30, 2023, remained flat during the quarter and increased by 2.0% compared with June 30, 2022.
•Primary delinquency inventory of 23,823 loans at June 30, 2023, decreased from 24,757 loans at March 31, 2023, and 26,855 loans at June 30, 2022.
–The percentage of primary loans insured that were delinquent at June 30, 2023, was 2.05%, compared with 2.12% at March 31, 2023, and 2.28% at June 30, 2022.
•The loss ratio for the second quarter of 2023 was (7.3)%, compared with 2.7% for the first quarter of 2023, and (38.7)% for the second quarter of 2022.
•The underwriting expense ratio associated with our insurance operations for the second quarter of 2023 was 24.1%, compared with 31.1% for the first quarter of 2023, and 22.4% for the second quarter of 2022.
•The net premium yield was 33.2 basis points in the second quarter of 2023, compared with 32.9 basis points for the first quarter of 2023, and 36.2 basis points for the second quarter of 2022.
–The in force portfolio yield was 38.6 in the second quarter of 2023, compared with 38.7 for the first quarter of 2023, and 39.4 for the second quarter of 2022.
•Book value per common share outstanding as of June 30, 2023, increased to $17.09, or 8%, from $15.82 as of December 31, 2022, and 14% from $14.97 as of June 30, 2022. Book value per share includes $(1.26) in net unrealized gains (losses) on securities compared with $(1.39) as of December 31, 2022, and $(0.97) as of June 30, 2022.
•We paid a dividend of $0.10 per common share to shareholders during the second quarter of 2023.
•We repurchased 5.0 million shares of common stock at an average cost of $14.75 per share.
•MGIC paid a $300 million dividend to our holding company.
•Our board of directors approved an additional share repurchase program, authorizing us to repurchase an additional $500 million of common stock at any time prior to July 1, 2025.
•We executed an excess of loss reinsurance agreement with a panel of reinsurers, which provides up to $116.0 million of reinsurance coverage on most of our new insurance written in 2023.

Third Quarter 2023 Activities

•In July, we repurchased an additional 1.1 million shares of our common stock at an average cost of $16.20 per share.
•We declared a dividend of $0.115 per common share to shareholders payable on August 24, 2023 to shareholders of record at the close of business on August 10, 2023.

Revenues

    Total revenues for the second quarter of 2023 were $290.7 million, compared with $293.1 million in the second quarter last year. The decrease primarily reflects a decrease in net premiums earned, partially offset by an increase in investment income. Premiums earned in the second quarter of 2023 were $242.8 million compared with $255.7 million for the same period last year. Net premiums written for the quarter were $231.2 million, compared with $244.3 million for the same period last year. The decrease in net premiums written and earned in the current period compared with the same period the prior year was primarily due to an increase in ceded premiums that was the result of a decrease in the profit commission.

Losses and expenses

Losses incurred
    Net losses incurred in the second quarter of 2023 were $(17.7) million, compared with $(99.1) million in the same period last year. In the second quarter of 2023, new delinquency notices added approximately $42.2 million to losses incurred, while our re-estimation of loss reserves resulted in favorable development of approximately $59.9 million. In the second quarter of 2022, new delinquency notices added $31.9 million to losses incurred, while our re-estimation of reserves on previous delinquency notices resulted in $130.9 million of favorable loss development. The favorable development for both periods primarily resulted from a decrease in the expected claim rate on previously received delinquencies.

Underwriting and other expenses
    Net underwriting and other expenses were $56.6 million in the second quarter of 2023 compared with $56.4 million in the same period last year. Net underwriting and other expenses were higher in the first quarter of 2023 primarily due to an increase in pension expenses resulting from settlement costs.

Interest expense
    Interest expense decreased to $9.4 million in the second quarter of 2023 from $13.5 million in the same period last year. The decrease is due to the repurchase of a portion of our 9% Convertible Junior Debentures and repayment of our 2023 Senior Notes.

Loss on debt extinguishment
    The second quarter 2022 loss on debt extinguishment of $6.4 million primarily reflects the repurchase of $17.9 million in aggregate principal amount of our 9% Convertible Junior Debentures in excess of their carrying value.

Capital

•Total consolidated shareholders' equity was $4.8 billion as of June 30, 2023, compared with $4.6 billion as of December 31, 2022 and June 30, 2022. The increase from December 31, 2022 primarily reflects net income and an increase in the fair value of our investment portfolio, offset by stock repurchases.
•MGIC's PMIERs Available Assets totaled $5.8 billion, or $2.3 billion above its Minimum Required Assets as of June 30, 2023, compared with PMIERs Available Assets of $5.7 billion, or $2.3 billion above its Minimum Required Assets as of December 31, 2022 and PMIERs Available assets of $5.8 billion, or $2.6 billion above its Minimum Required Assets as of June 30, 2022.

Other Balance Sheet and Liquidity Metrics

•Total consolidated assets were $6.4 billion as of June 30, 2023, compared with $6.2 billion as of December 31, 2022 and $6.6 billion as of June 30, 2022.
•The fair value of our consolidated investment portfolio, cash and cash equivalents was $5.9 billion as of June 30, 2023, compared with $5.8 billion as of December 31, 2022, and $6.1 billion as of June 30, 2022.
•The fair value of investments, cash and cash equivalents at the holding company was $817 million as of June 30, 2023, compared with $647 million as of December 31, 2022 and $690 million as of June 30, 2022.
•Consolidated debt was $664 million as of June 30, 2023, compared with $663 million as of December 31, 2022 and $918 million as of June 30, 2022.

Conference Call and Webcast Details
    MGIC Investment Corporation will hold a conference call August 3, 2023, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. Individuals interested in joining by telephone should register for the call at https://register.vevent.com/register/BI8edd763eaf224af490f2498b8f351428 to receive the dial-in number and unique PIN to access the call. It is recommended that you join the call at least 10 minutes before the conference call begins. The call is also being webcast and can be accessed at the company's website at http://mtg.mgic.com/ under "Newsroom." A replay of the webcast will be available on the company’s website through September 5, 2023.
About MGIC
    Mortgage Guaranty Insurance Corporation (MGIC) (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality through the use of private mortgage insurance. At June 30, 2023, MGIC had $292.5 billion of primary insurance in force covering 1.2 million mortgages.

    This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics, are all available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

    From time to time MGIC Investment Corporation releases important information via postings on its corporate website, and via postings on MGIC’s website for information related to underwriting and pricing, and intends to continue to do so in the future. Such postings include corrections of previous disclosures and may be made without any other disclosure. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information for MGIC Investment Corporation alerts can be found at https://mtg.mgic.com/shareholder-services/email-alerts. For information about our underwriting and rates, see https://www.mgic.com/underwriting.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
    Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.

    While we communicate with security analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report, and such reports are not our responsibility.

Use of Non-GAAP financial measures
    We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance.

    Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain and losses on debt extinguishment and infrequent or unusual non-operating items where applicable.

    Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain and losses on debt extinguishment and infrequent or unusual non-operating items where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using a federal statutory tax rate of 21%.

    Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

    Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.
(2)Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.
(3)Infrequent or unusual non-operating items. Items that are non-recurring in nature and are not part of our primary operating activities.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2023	2022	2023	2022

Net premiums written	$231,224	$244,321	$461,416	$486,986
Revenues
Net premiums earned	$242,811	$255,697	$484,826	$510,937
Net investment income	52,340	40,305	101,563	78,567
Net gains (losses) on investments and other financial instruments	(4,987)	(4,746)	(12,685)	(5,518)
Other revenue	511	1,860	936	3,746
Total revenues	290,675	293,116	574,640	587,732
Losses and expenses
Losses incurred, net	(17,691)	(99,058)	(11,245)	(118,372)
Underwriting and other expenses, net	56,607	56,431	129,148	113,903
Loss on debt extinguishment	—	6,391	—	28,498
Interest expense	9,377	13,461	18,751	28,373
Total losses and expenses	48,293	(22,775)	136,654	52,402
Income before tax	242,382	315,891	437,986	535,330
Provision for income taxes	51,328	66,623	92,385	111,049
Net income	$191,054	$249,268	$345,601	$424,281
Net income per diluted share	$0.66	$0.80	$1.19	$1.34

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2023	2022	2023	2022
Net income	$191,054	$249,268	$345,601	$424,281
Interest expense, net of tax:
9% Convertible Junior Subordinated Debentures due 2063	375	719	750	2,231
Diluted net income available to common shareholders	$191,429	$249,987	$346,351	$426,512

Weighted average shares - basic	285,906	308,840	288,434	312,388
Effect of dilutive securities:
Unvested restricted stock units	2,016	1,613	2,047	1,821
9% Convertible Junior Subordinated Debentures due 2063	1,644	3,092	1,644	4,803
Weighted average shares - diluted	289,566	313,545	292,125	319,012
Net income per diluted share	$0.66	$0.80	$1.19	$1.34

NON-GAAP RECONCILIATIONS

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Three Months Ended June 30,
	2023				2022
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)		Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$242,382	$51,328	$191,054		$315,891	$66,623	$249,268
Adjustments:
Loss on debt extinguishment	—	—	—		6,391	1,342	5,049
Net realized investment losses	6,314	1,326	4,988		69	14	55
Adjusted pre-tax operating income / Adjusted net operating income	$248,696	$52,654	$196,042		$322,351	$67,979	$254,372

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			289,566				313,545
Net income per diluted share			$0.66				$0.80
Loss on debt extinguishment			—				0.02
Net realized investment losses			0.02				—
Adjusted net operating income per diluted share			$0.68				$0.81	(1)

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Six Months Ended June 30,
	2023				2022
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)		Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$437,986	$92,385	$345,601		$535,330	$111,049	$424,281
Adjustments:
Loss on debt extinguishment	—	—	—		28,498	5,985	22,513
Net realized investment losses	10,382	2,180	8,202		581	122	459
Adjusted pre-tax operating income / Adjusted net operating income	$448,368	$94,565	$353,803		$564,409	$117,156	$447,253

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			292,125				319,012

Net income per diluted share			$1.19				$1.34
Loss on debt extinguishment			—				0.07
Net realized investment losses			0.03				—
Adjusted net operating income per diluted share			$1.21	(1)			$1.41

(1) Does not foot due to rounding

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,	June 30,
(In thousands, except per share data)	2023	2022	2022
ASSETS
Investments (1)	$5,618,272	$5,424,688	$5,728,151
Cash and cash equivalents	310,720	327,384	410,188
Restricted cash and cash equivalents	6,004	5,529	9,073
Reinsurance recoverable on loss reserves (2)	34,475	28,240	53,958
Home office and equipment, net	39,699	41,419	45,072
Deferred insurance policy acquisition costs	16,900	19,062	21,003
Deferred income taxes, net	110,782	124,769	75,617
Other assets	216,595	242,702	256,545
Total assets	$6,353,447	$6,213,793	$6,599,607

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$530,681	$557,988	$727,178
Unearned premiums	171,879	195,289	217,739
Senior notes	642,460	641,724	882,572
Convertible junior debentures	21,086	21,086	35,339
Other liabilities	143,079	154,966	163,760
Total liabilities	1,509,185	1,571,053	2,026,588
Shareholders' equity	4,844,262	4,642,740	4,573,019
Total liabilities and shareholders' equity	$6,353,447	$6,213,793	$6,599,607
Book value per share (3)	$17.09	$15.82	$14.97

(1) Investments include net unrealized gains (losses) on securities	$(453,255)	$(518,871)	$(376,542)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$496,206	$529,748	$673,220
(3) Shares outstanding	283,416	293,433	305,436

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - NEW INSURANCE WRITTEN

	2023		2022			Year-to-date
	Q2	Q1	Q4	Q3	Q2	2023	2022
New primary insurance written (NIW) (billions)	$12.4	$8.2	$12.9	$19.6	$24.3	$20.6	$43.9

Monthly (including split premium plans) and annual premium plans	12.0	7.9	12.4	19.0	23.4	19.9	41.7
Single premium plans	0.4	0.3	0.5	0.6	0.9	0.7	2.2

Product mix as a % of primary NIW
FICO < 680	4%	5%	5%	6%	5%	5%	5%
>95% LTVs	11%	13%	11%	11%	14%	12%	13%
>45% DTI	22%	23%	23%	24%	20%	23%	19%
Singles	3%	4%	3%	3%	4%	3%	5%
Refinances	2%	2%	1%	1%	2%	2%	4%

New primary risk written (billions)	$3.2	$2.1	$3.3	$5.2	$6.5	$5.3	$11.7

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - INSURANCE IN FORCE and RISK IN FORCE

	2023		2022
	Q2	Q1	Q4	Q3	Q2
Primary Insurance In Force (IIF) (billions)	$292.5	$292.4	$295.3	$293.6	$286.8
Total # of loans	1,155,439	1,164,196	1,180,419	1,184,365	1,173,001
Flow # of loans	1,129,664	1,137,954	1,153,667	1,157,032	1,144,971

Premium Yield
In force portfolio yield (1)	38.6	38.7	38.9	39.0	39.4
Premium refunds (2)	(0.1)	(0.1)	—	0.3	0.2
Accelerated earnings on single premium	0.4	0.3	0.5	0.5	1.1
Total direct premium yield	38.9	38.9	39.4	39.8	40.7
Ceded premiums earned, net of profit commission and assumed premiums (3)	(5.7)	(6.0)	(6.3)	(5.1)	(4.5)
Net premium yield	33.2	32.9	33.1	34.7	36.2

Average Loan Size of IIF (thousands)	$253.1	$251.2	$250.2	$247.9	$244.5
Flow only	$255.8	$253.8	$252.8	$250.5	$247.1

Annual Persistency	83.5%	82.0%	79.8%	75.7%	71.5%

Primary Risk In Force (RIF) (billions)	$76.4	$76.0	$76.5	$75.7	$73.6
By FICO (%) (4)
FICO 760 & >	43%	42%	42%	42%	42%
FICO 740-759	18%	18%	18%	18%	18%
FICO 720-739	14%	14%	14%	15%	14%
FICO 700-719	11%	11%	11%	11%	11%
FICO 680-699	7%	8%	8%	8%	8%
FICO 660-679	3%	3%	3%	3%	3%
FICO 640-659	2%	2%	2%	2%	2%
FICO 639 & <	2%	2%	2%	1%	2%

Average Coverage Ratio (RIF/IIF)	26.1%	26.0%	25.9%	25.8%	25.7%

Direct Pool RIF (millions)
With aggregate loss limits	$189	$189	$196	$197	$198
Without aggregate loss limits	$75	$78	$80	$84	$88
(1) Total direct premiums earned, excluding premium refunds and accelerated premiums from single premium policy cancellations divided by average primary insurance in force.
(2) Premium refunds and our estimate of refundable premium on our delinquency inventory divided by average primary insurance in force.
(3) Ceded premiums earned, net of profit commissions and assumed premiums. Assumed premiums include our participation in GSE Credit Risk Transfer programs, of which the impact on the net premium yield was 0.4 bps at June 30, 2023 and 0.3 bps in 2022.
(4) The FICO credit score at the time of origination for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used. We are aware of an issue of inaccurate reporting of FICO credit scores by a third-party occurring in late Q1 2022 and into the beginning of Q2 2022 and do not expect it to have a material impact on our business.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - DELINQUENCY STATISTICS

	2023				2022
	Q2		Q1		Q4		Q3		Q2
Primary IIF - Delinquent Roll Forward - # of Loans
Beginning Delinquent Inventory	24,757		26,387		25,878		26,855		30,462
New Notices	10,580		11,297		11,899		10,990		9,396
Cures	(11,156)		(12,607)		(10,891)		(11,494)		(12,677)
Paid claims	(348)		(311)		(327)		(337)		(319)
Rescissions and denials	(10)		(9)		(8)		(11)		(7)
Other items removed from inventory (1)	—		—		(164)		(125)		—
Ending Delinquent Inventory	23,823		24,757		26,387		25,878		26,855

Primary IIF Delinquency Rate	2.05%		2.12%		2.22%		2.17%		2.28%
Primary claim received inventory included in ending delinquent inventory	291		296		267		244		254

Primary IIF - # of Delinquent Loans - Flow only	20,226		20,989		22,470		22,010		22,961
Primary IIF Delinquency Rate - Flow only	1.78%		1.83%		1.94%		1.89%		1.99%

Composition of Cures
Reported delinquent and cured intraquarter	2,781		3,553		2,941		3,035		2,442
Number of payments delinquent prior to cure
3 payments or less	4,635		5,181		4,158		3,964		4,390
4-11 payments	2,581		2,664		2,342		2,486		2,809
12 payments or more	1,159		1,209		1,450		2,009		3,036
Total Cures in Quarter	11,156		12,607		10,891		11,494		12,677

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	—		1		—		—		1
4-11 payments	16		9		11		8		11
12 payments or more	332		301		316		329		307
Total Paids in Quarter	348		311		327		337		319

Aging of Primary Delinquent Inventory
Consecutive months delinquent
3 months or less	7,663	32%	7,573	31%	8,820	33%	7,825	30%	6,791	25%
4-11 months	8,070	34%	8,563	34%	8,217	31%	7,619	30%	7,946	30%
12 months or more	8,090	34%	8,621	35%	9,350	36%	10,434	40%	12,118	45%

Number of payments delinquent
3 payments or less	10,694	45%	10,453	42%	11,484	44%	10,137	40%	9,198	35%
4-11 payments	7,437	31%	8,016	33%	8,026	30%	7,831	30%	8,138	30%
12 payments or more	5,692	24%	6,288	25%	6,877	26%	7,910	30%	9,519	35%

(1) Items removed from inventory are associated with commutations of coverage on non-performing policies.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - RESERVES and CLAIMS PAID

	2023		2022			Year-to-date
	Q2	Q1	Q4	Q3	Q2	2023	2022
Reserves (millions)
Primary Direct Loss Reserves	$527	$555	$554	$599	$722
Pool Direct loss reserves	3	3	4	4	5
Other Gross Reserves	1	1	—	—	—
Total Gross Loss Reserves	$531	$559	$558	$603	$727

Primary Average Direct Reserve Per Delinquency	$22,123	$22,423	$20,994	$23,128	$26,890

Net Paid Claims (millions) (1)	$12	$10	$14	$11	$14	$22	$25
Total primary (excluding settlements)	10	9	9	8	9	19	18
Rescission and NPL settlements	—	—	3	1	4	—	4
Reinsurance	—	—	—	—	(1)	—	(1)
Other	2	1	2	2	2	3	4
Reinsurance Terminations (1)	—	—	(18)	—	—	—	—

Primary Average Claim Payment (thousands) (2)	$29.8	$28.2	$28.5	$23.5	$27.4	$29.1	$27.5
Flow only (2)	$26.6	$23.3	$24.2	$21.7	$21.3	$25.1	$22.0

(1) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.
(2) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of policies.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - REINSURANCE

	2023		2022				Year-to-date
	Q2	Q1	Q4		Q3	Q2	2023	2022
Quota Share Reinsurance
% NIW subject to reinsurance	87.5%	86.4%	85.9%		88.0%	87.7%	87.0%	87.6%
Ceded premiums written and earned (millions)	$27.4	$29.9	$29.7	(1)	$19.3	$15.0	$57.3	$37.4
Ceded losses incurred (millions)	$1.9	$4.7	$—		$(7.4)	$(10.4)	$6.6	$(12.4)
Ceding commissions (millions) (included in underwriting and other expenses)	$12.4	$12.3	$13.7		$13.3	$12.7	$24.7	$25.0
Profit commission (millions) (included in ceded premiums)	$34.8	$31.7	$41.1		$47.2	$48.8	$66.5	$87.8

Excess-of-Loss Reinsurance
Ceded premiums earned (millions)	$17.5	$16.9	$19.0		$19.8	$19.3	$34.4	$31.1
(1) Includes $2 million termination fee incurred to terminate our 2019 QSR Transaction in Q4 2022.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION: BULK STATISTICS AND MI RATIOS

	2023			2022			Year-to-date
	Q2		Q1	Q4	Q3	Q2	2023	2022
Bulk Primary Insurance Statistics
Insurance in force (billions)	$3.5		$3.6	$3.7	$3.8	$3.8
Risk in force (billions)	$1.0		$1.0	$1.0	$1.1	$1.1
Average loan size (thousands)	$136.7		$137.1	$137.5	$138.0	$136.3
Number of delinquent loans	3,597		3,768	3,917	3,868	3,894
Delinquency rate	13.96%		14.36%	14.64%	14.15%	13.89%
Primary paid claims (excluding settlements) (millions)	$2		$3	$3	$2	$3	$5	$7
Average claim payment (thousands)	$48.1		$52.1	$50.4	$29.9	$47.3	$50.1	$43.0

Mortgage Guaranty Insurance Corporation - Risk to Capital	9:9:1	(1)	9.7:1	10.2:1	9.4:1	9.7:1
Combined Insurance Companies - Risk to Capital	9.8:1	(1)	9.7:1	10.1:1	9.4:1	9.7:1

GAAP loss ratio (insurance operations only)	(7.3)%		2.7%	(12.8)%	(41.7)%	(38.7)%	(2.3)%	(23.2)%
GAAP underwriting expense ratio (insurance operations only)	24.1%		31.1%	31.3%	24.6%	22.4%	27.6%	22.7%

(1) Preliminary

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; and “MGIC” refers to Mortgage Guaranty Insurance Corporation.
Risk Factors Relating to Global Events
The Russia-Ukraine war and/or other global events may adversely affect the U.S. economy and our business.
Russia's invasion of Ukraine has increased the already-elevated inflation rate, added more pressure to strained supply chains, and has increased volatility in the domestic and global financial markets. The war has impacted, and may impact, our business in various ways, including the following which are described in more detail in the remainder of these risk factors:
•The terms under which we are able to obtain excess-of-loss ("XOL") reinsurance through the insurance-linked notes ("ILN") market and the traditional reinsurance market have been negatively impacted and terms under which we are able to access those markets in the future may be limited or less attractive.
•The risk of a cybersecurity incident that affects our company may have increased.
•An extended or broadened war may negatively impact the domestic economy, which may increase unemployment and inflation, or decrease home prices, in each case leading to an increase in loan delinquencies.
•The volatility in the financial markets may impact the performance of our investment portfolio and our investment portfolio may include investments in companies or securities that are negatively impacted by the war and/or other global events.
Risk Factors Relating to the Mortgage Insurance Industry and its Regulation
Downturns in the domestic economy or declines in home prices may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from events that reduce a borrower’s ability or willingness to make mortgage payments, such as unemployment, health issues, changes in family status, and decreases in home prices that result in the borrower's mortgage balance exceeding the net value of the home. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect home prices.
High levels of unemployment may result in an increasing number of loan delinquencies and an increasing number of insurance claims; however, unemployment is difficult to predict given the uncertainty in the current market environment, including as a result of global events such as the Russia-Ukraine war, instability in the financial services industry, and the possibility of an economic recession. Since the beginning of 2021, inflation has increased dramatically. The impact that higher inflation rates will have on loan delinquencies is unknown.
The seasonally-adjusted Purchase-Only U.S. Home Price Index of the Federal Housing Finance Agency (the “FHFA”), which is based on single-family properties whose mortgages have been purchased or securitized by Fannie Mae or Freddie Mac, indicates that home prices increased 0.7% nationwide in May, 2023 compared to April, 2023. Although the 12 month change in home prices recently reached historically high rates, the rate of growth is moderating: it increased by 3.0% in the first 5 months of 2023, after increasing 6.8%, 17.9%, and 11.8% in 2022, 2021 and 2020, respectively. The national average price-to-income ratio exceeds its historical average, in part as a result of recent home price appreciation outpacing increases in income. Affordability issues can put downward pressure on home prices. A decline in home prices may occur even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates, changes to the tax deductibility of mortgage interest, decreases in the rate of household formations, or other factors.
Changes in the business practices of Fannie Mae and Freddie Mac ("the GSEs"), federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The substantial majority of our new insurance written ("NIW") is for loans purchased by the GSEs; therefore, the business practices of the GSEs greatly impact our business. In 2022 the GSEs each published Equitable Housing Finance Plans ("Plans"). Updated Plans were subsequently published by each GSE in April 2023. The Plans seek to advance equity in housing finance over a three-year period and include potential changes to the GSEs’ business practices and policies. Specifically relating to mortgage insurance, (1) Fannie Mae’s Plan includes the creation of special purpose credit program(s) ("SPCPs") targeted to historically underserved borrowers with a goal of lowering costs for such borrowers through lower than standard mortgage insurance requirements; and (2) Freddie Mac’s Plan includes plans to work with mortgage insurers to look for ways to lower mortgage costs, the creation of SPCPs targeted to historically underserved borrowers, and the planned purchase of loans originated through lender-created SPCPs. To the extent the business practices and policies of the GSEs regarding mortgage insurance coverage, costs and cancellation change, including more broadly than through SPCPs, such changes may negatively impact the mortgage insurance industry.

Other business practices of the GSEs that affect the mortgage insurance industry include:
•The GSEs' private mortgage insurer eligibility requirements ("PMIERs"), the financial requirements of which are discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.”
•The capital and collateral requirements for participants in the GSEs' alternative forms of credit enhancement discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance."
•The level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages (the GSEs generally require a level of mortgage insurance coverage that is higher than the level of coverage required by their charters; any change in the required level of coverage will impact our new risk written).
•The amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance. The requirements of the new GSE capital framework may lead the GSEs to increase their guaranty fees. In addition, the FHFA has indicated that it is reviewing the GSEs' pricing in connection with preparing them to exit conservatorship and to ensure that pricing subsidies benefit only affordable housing activities.
•Whether the GSEs select or influence the mortgage lender’s selection of the mortgage insurer providing coverage.
•The underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans.
•The terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law and the business practices associated with such cancellations. For more information, see the above discussion of the GSEs' Equitable Housing Plans and our risk factor titled “Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.”
•The programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs.
•The terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, including limitations on the rescission rights of mortgage insurers.
•The extent to which the GSEs intervene in mortgage insurers’ claims paying practices, rescission practices or rescission settlement practices with lenders.
•The maximum loan limits of the GSEs compared to those of the Federal Housing Administration ("FHA") and other investors.
•The benchmarks established by the FHFA for loans to be purchased by the GSEs, which can affect the loans available to be insured. In December 2021, the FHFA established the benchmark levels for 2022-2024 purchases of low-income home mortgages, very low-income home mortgages and low-income refinance mortgages, each of which exceeded the 2021 benchmarks. The FHFA also established two new sub-goals: one targeting minority communities and the other targeting low-income neighborhoods.
The FHFA has been the conservator of the GSEs since 2008 and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorships may increase the likelihood that the business practices of the GSEs change, including through administrative action, in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation.
It is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future. The timing and impact on our business of any resulting changes are uncertain. Many of the proposed changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.
We must comply with a GSE's PMIERs to be eligible to insure loans delivered to or purchased by that GSE. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are generally based on an insurer’s book of risk in force and calculated from tables of factors with several risk dimensions, reduced for credit given for risk ceded under reinsurance agreements).
Based on our interpretation of the PMIERs, as of June 30, 2023, MGIC’s Available Assets totaled $5.8 billion, or $2.3 billion in excess of its Minimum Required Assets. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs. Our "Minimum Required Assets" reflect a credit for risk ceded under our quota share reinsurance ("QSR") and XOL reinsurance transactions, which are discussed in our risk factor titled "The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring." The calculated credit for XOL reinsurance transactions under PMIERs is generally based on the PMIERs requirement of the covered loans and the attachment and detachment points of the coverage, all of which fluctuate over time. PMIERs credit is generally not given for the reinsured risk above the PMIERs requirement. The GSEs have discretion to further limit reinsurance credit under the PMIERs. Refer to “Consolidated Results of Operations – Reinsurance Transactions” in Part I, Item 2 of our Quarterly Report on Form 10-Q for information about the calculated PMIERs credit for our XOL transactions. There is a risk we will not receive our current level of credit in future periods for ceded risk. In addition, we may not receive the same level of credit under future reinsurance transactions that we receive under existing transactions. If MGIC is not allowed certain levels of credit under the PMIERs, under certain circumstances, MGIC may terminate the reinsurance transactions without penalty.
The PMIERs generally require us to hold significantly more Minimum Required Assets for delinquent loans than for performing loans and the Minimum Required Assets required to be held increases as the number of payments missed on a delinquent loan increases. If the number of loan delinquencies increases for reasons discussed in these risk factors, or otherwise, it may cause our Minimum Required Assets to exceed our Available Assets. We are unable to predict the ultimate number of loans that will become delinquent.
If our Available Assets fall below our Minimum Required Assets, we would not be in compliance with the PMIERs. The PMIERs provide a list of remediation actions for a mortgage insurer's non-compliance, with additional actions possible in the GSEs' discretion. At the extreme, the GSEs may suspend or terminate our eligibility to insure loans purchased by them. Such suspension or termination would significantly reduce the volume of our NIW, the substantial majority of which is for loans delivered to or purchased by the GSEs. In addition to the increase in Minimum Required Assets associated with delinquent loans, factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:
•The GSEs may make the PMIERs more onerous in the future. The PMIERs provide that the factors that determine Minimum Required Assets will be updated periodically, or as needed if there is a significant change in macroeconomic conditions or loan performance. We do not anticipate that the regular periodic updates will occur more frequently than once every two years. The PMIERs state that the GSEs will provide notice 180 days prior to the effective date of updates to the factors; however, the GSEs may amend the PMIERs at any time, including by imposing restrictions specific to our company.
•The PMIERs may be changed in response to the final regulatory capital framework for the GSEs that was published in February 2022.
•Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.
Should capital be needed by MGIC in the future, capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish case reserves, we estimate our ultimate loss on delinquent loans by estimating the number of such loans that will result in a claim payment (the "claim rate"), and further estimating the amount of the claim payment (the "claim severity"). Changes to our claim rate and claim severity estimates could have a material impact on our future results, even in a stable economic environment. Our estimates incorporate anticipated cures, loss mitigation activity, rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires significant judgment by management. Our actual claim payments may differ substantially from our loss reserve estimates. Our estimates could be affected by several factors, including a change in regional or national economic conditions as discussed in these risk factors and a change in the length of time loans are delinquent before claims are received. Generally, the longer a loan is delinquent before a claim is received, the greater the severity. Foreclosure moratoriums and forbearance programs increase the average time it takes to receive claims. Economic conditions may differ from region to region. Information about the geographic dispersion of our risk in force and delinquency inventory can be found in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Prior to the COVID-19 pandemic, losses incurred generally followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.
We are subject to comprehensive regulation, including by state insurance departments. Many regulations are designed for the protection of our insured policyholders and consumers, rather than for the benefit of investors. Mortgage insurers, including MGIC, have in the past been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act ("RESPA"), and the notice provisions of the Fair Credit Reporting Act ("FCRA"). While these proceedings in the aggregate did not result in material liability for MGIC, there can be no assurance that the outcome of future proceedings, if any, under these laws or others would not have a material adverse effect on us. To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act ("ECOA"), FCRA, and other laws. Under relevant laws, examination may also be made of whether a mortgage insurer's underwriting decisions have a disparate impact on persons belonging to a protected class in violation of the law.
Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including payment for the referral of insurance business, premium rates and discrimination in pricing, and minimum capital requirements. The increased use, by the private mortgage insurance industry, of risk-based pricing systems that establish premium rates based on more attributes than previously considered, and of algorithms, artificial intelligence and data and analytics, has led to additional regulatory scrutiny of premium rates and of other matters such as discrimination in pricing and underwriting, data privacy and access to insurance. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” For information about regulation of data privacy, see our risk factor titled “We could be materially adversely affected by a cyber security breach or failure of information security controls.” For more details about the various ways in which our subsidiaries are regulated, see “Business - Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2022.
While we have established policies and procedures to comply with applicable laws and regulations, many such laws and regulations are complex and it is not possible to predict the eventual scope, duration or outcome of any reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

Pandemics, hurricanes and other natural disasters may impact our incurred losses, the amount and timing of paid claims, our inventory of notices of default and our Minimum Required Assets under PMIERs.
Pandemics and other natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires and floods, or other events related to changing climatic conditions, could trigger an economic downturn in the affected areas, or in areas with similar risks, which could result in a decline in our business and an increased claim rate on policies in those areas. Natural disasters, rising sea levels and/or fresh water shortages could lead to a decrease in home prices in the affected areas, or in areas with similar risks, which could result in an increase in claim severity on policies in those areas. In addition, the inability of a borrower to obtain hazard and/or flood insurance, or the increased cost of such insurance, could lead to an increase in delinquencies or a decrease in home prices in the affected areas. If we were to attempt to limit our new insurance written in affected areas, lenders may be unwilling to procure insurance from us anywhere.
Pandemics and other natural disasters could also lead to increased reinsurance rates or reduced availability of reinsurance. This may cause us to retain more risk than we otherwise would retain and could negatively affect our compliance with the financial requirements of State Capital Requirements and the PMIERs.
The PMIERs require us to maintain significantly more "Minimum Required Assets" for delinquent loans than for performing loans. See our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."
In 2021, the FHFA issued a Request for Input (“RFI”) regarding Climate and Natural Disaster Risk Management at the Regulated Entities (i.e., the GSEs and the Federal Home Loan Banks). In response to RFI comments received, the FHFA indicated that it would be developing approaches to assess climate and natural disaster risks to the housing finance system and enhance its supervisory and regulatory framework in response to such risks. The FHFA has also instructed the GSEs to designate climate change as a priority concern and actively consider its effects in their decision making. It is possible that efforts to manage these risks by the FHFA, GSEs (including through GSE guideline or mortgage insurance policy changes) or others could materially impact the volume and characteristics of our NIW (including its policy terms), home prices in certain areas and defaults by borrowers in certain areas.
Reinsurance may not always be available or its cost may increase.
We have in place QSR and XOL reinsurance transactions providing various amounts of coverage on 86% of our risk in force as of June 30, 2023. Refer to Part 1, Note 4 – “Reinsurance” and Part 1, Item 2 “Consolidated Results of Operations – Reinsurance Transactions” of our Quarterly Report on Form 10-Q, for more information about coverage under our reinsurance transactions. The reinsurance transactions reduce the tail-risk associated with stress scenarios. As a result, they reduce the capital that we are required to hold to support the risk and they allow us to earn higher returns on our business than we would without them. However, reinsurance may not always be available to us or available on similar terms, the reinsurance transactions subject us to counterparty credit risk, and the GSEs may change the credit they allow under the PMIERs for risk ceded under our reinsurance transactions. Our access to reinsurance may be disrupted and the terms under which we are able to obtain reinsurance may be less attractive than in the past due to volatility stemming from circumstances such as higher interest rates, increased inflation, global events such as the Russia-Ukraine war, and other factors.

Most of our XOL transactions were entered into in capital market transactions with special purpose insurers that issued notes linked to the reinsurance coverage ("Insurance Linked Notes" or "ILNs"). Since 2022, execution of transactions for XOL reinsurance through the ILN market has been more challenging, with increased pricing, down-sized transactions, and generally fewer transactions executed by mortgage insurers. Additionally, in January 2023, the Securities Exchange Commission proposed a rule pursuant to Section 27B of the Securities Act of 1933, as amended, that if adopted as proposed may impact our ability to enter into future ILN transactions. If we are unable to obtain reinsurance for our insurance written, the capital required to support our insurance written will not be reduced as discussed above and our returns may decrease absent an increase in our premium rates. An increase in our premium rates may lead to a decrease in our NIW.

Because we establish loss reserves only upon a loan delinquency rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, we establish case reserves for insurance losses and loss adjustment expenses only when delinquency notices are received for insured loans that are two or more payments past due and for loans we estimate are delinquent but for which delinquency notices have not yet been received (which we include in “IBNR”). Losses that may occur from loans that are not delinquent are not reflected in our financial statements, except when a "premium deficiency" is recorded. A premium deficiency would be recorded if the present value of expected future losses and expenses exceeds the present value of expected future premiums and already established loss reserves on the applicable loans. As a result, future losses incurred on loans that are not currently delinquent may have a material impact on future results as delinquencies emerge. As of June 30, 2023, we had established case reserves and reported losses incurred for 23,823 loans in our delinquency inventory and our IBNR reserve totaled $22 million. The number of loans in our delinquency inventory may increase from that level as a result of economic conditions relating to current global events or other factors and our losses incurred may increase.
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, MGIC's domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to its risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). MGIC's “policyholder position” includes its net worth, or surplus, and its contingency reserve.
At June 30, 2023, MGIC’s risk-to-capital ratio was 9.9 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $3.6 billion above the required MPP of $2.1 billion. Our risk-to-capital ratio and MPP reflect credit for the risk ceded under our quota share reinsurance and excess of loss transactions in the traditional reinsurance and ILN markets with unaffiliated reinsurers. If MGIC is not allowed an agreed level of credit under the State Capital Requirements, MGIC may terminate the reinsurance transactions, without penalty.

The NAIC previously announced plans to revise the State Capital Requirements that are provided for in its Mortgage Guaranty Insurance Model Act. In December 2019, a working group of state regulators released an exposure draft of a revised Mortgage Guaranty Insurance Model Act and a risk-based capital framework to establish capital requirements for mortgage insurers. Subsequent drafts and a final version released in May 2023 did not include changes to the capital requirements of the existing Model Act. In July 2023, the NAIC working group voted to adopt the version of the Model Act released in May 2023, with some additional changes, but no changes to the capital requirements. It is expected that the full NAIC will adopt the revised Model Act sometime during 2023, but it is uncertain when the revised Model Act will be adopted in any jurisdiction and whether any changes will be made by state legislatures prior to such adoption.

While MGIC currently meets the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case if MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in a particular jurisdiction, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. You should read the rest of these risk factors for information about matters that could negatively affect MGIC’s compliance with State Capital Requirements and its claims paying resources.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline.
The factors that may affect the volume of low down payment mortgage originations include the health of the U.S. economy; conditions in regional and local economies and the level of consumer confidence; the health and stability of the financial services industry; restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders; the level of home mortgage interest rates; housing affordability; new and existing housing availability; the rate of household formation, which is influenced, in part, by population and immigration trends; homeownership rates; the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have LTV ratios that require private mortgage insurance; and government housing policy encouraging loans to first-time homebuyers. A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance and limit our NIW. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance.”
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance.
Alternatives to private mortgage insurance include:
•investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance, or accepting credit risk without credit enhancement,
•lenders and other investors holding mortgages in portfolio and self-insuring,
•lenders using FHA, U.S. Department of Veterans Affairs ("VA") and other government mortgage insurance programs, and
•lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ("LTV") ratio and a second mortgage with a 10%, 15% or 20% LTV ratio rather than a first mortgage with a 90%, 95% or 100% LTV ratio that has private mortgage insurance.
The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan in an amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Private mortgage insurance generally has been purchased by lenders in primary mortgage market transactions to satisfy this credit enhancement requirement. In 2018, the GSEs initiated secondary mortgage market programs with loan level mortgage default coverage provided by various (re)insurers that are not mortgage insurers governed by PMIERs, and that are not selected by the lenders. These programs, which currently account for a small percentage of the low down payment market, compete with traditional private mortgage insurance and, due to differences in policy terms, they may offer premium rates that are below prevalent single premium lender-paid mortgage insurance ("LPMI") rates. We participate in these programs from time to time. See our risk factor titled “Changes in the business practices of Fannie Mae and Freddie Mac's ("the GSEs"), federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses” for a discussion of various business practices of the GSEs that may be changed, including through expansion or modification of these programs.
The GSEs (and other investors) have also used other forms of credit enhancement that did not involve traditional private mortgage insurance, such as engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors, including competitors and an affiliate of MGIC; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 26.7% in 2022, 24.7% in 2021, and 23.4% in 2020. Beginning in 2012, the FHA’s share has been as low as 23.4% (in 2020) and as high as 42.1% (in 2012). Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; changes to the GSEs' business practices; lenders' perceptions of legal risks under FHA versus GSE programs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to the GSEs for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. On February 22, 2023, the FHA announced a 30-basis point decrease in its mortgage insurance premium rates. This rate reduction will negatively impact our NIW; however, given the many factors that influence the FHA's market share, it is difficult to predict the extent of the impact. In addition, we cannot predict how the factors that affect the FHA's share of NIW will change in the future.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 24.5% in 2022, 30.2% in 2021, and 30.9% in 2020. Beginning in 2012, the VA’s share has been as low as 22.8% (in 2013) and as high as 30.9% (in 2020). We believe that the VA’s market share grows as the number of borrowers that are eligible for the VA’s program increases, and when eligible borrowers opt to use the VA program when refinancing their mortgages. The VA program offers 100% LTV ratio loans and charges a one-time funding fee that can be included in the loan amount.
In July 2023, the Federal Reserve Board, Federal Deposit Insurance Corporation, and the Office of the Comptroller of the Currency proposed a revised regulatory capital rule that would impose higher capital standards on large U.S. banks. Under the proposed regulation, affected banks would no longer receive capital relief from mortgage insurance on loans held in their portfolios. If adopted as proposed, the regulation is expected to have a negative effect on our NIW; however, at this time it is difficult to predict the extent of the impact.
Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from monthly and annual premium policies are received each month or year, as applicable, and earned each month over the life of the policy. In each year, most of our premiums earned are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is generally measured by persistency (the percentage of our insurance remaining in force from one year prior), is a significant determinant of our revenues. A higher than expected persistency rate may decrease the profitability from single premium policies because they will remain in force longer and may increase the incidence of claims that was estimated when the policies were written. A low persistency rate on monthly and annual premium policies will reduce future premiums but may also reduce the incidence of claims, while a high persistency on those policies will increase future premiums but may increase the incidence of claims.
Our persistency rate was 83.5% at June 30, 2023, 79.8% at December 31, 2022, and 62.6% at December 31, 2021. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003. Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing; and the current amount of equity that borrowers have in the homes underlying our insurance in force. The amount of equity affects persistency in the following ways:
•Borrowers with significant equity may be able to refinance their loans without requiring mortgage insurance.
•The Homeowners Protection Act (“HOPA”) requires servicers to cancel mortgage insurance when a borrower’s LTV ratio meets or is scheduled to meet certain levels, generally based on the original value of the home and subject to various conditions.
•The GSEs’ mortgage insurance cancellation guidelines apply more broadly than HOPA and also consider a home’s current value. For more information about the GSEs guidelines and business practices, and how they may change, see our risk factor titled “Changes in the business practices of Fannie Mae and Freddie Mac ("the GSEs"), federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.”
We are susceptible to disruptions in the servicing of mortgage loans that we insure and we rely on third-party reporting for information regarding the mortgage loans we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. An increase in delinquent loans may result in liquidity issues for servicers. When a mortgage loan that is collateral for a mortgage-backed security ("MBS") becomes delinquent, the servicer is usually required to continue to pay principal and interest to the MBS investors, generally for four months, even though the servicer is not receiving payments from borrowers. This may cause liquidity issues, especially for non-bank servicers (who service approximately 46% of the loans underlying our insurance in force as of June 30, 2023) because they do not have the same sources of liquidity that bank servicers have.
While there has been no disruption in our premium receipts through the second quarter of 2023, servicers who experience future liquidity issues may be less likely to advance premiums to us on policies covering delinquent loans or to remit premiums on policies covering loans that are not delinquent. Our policies generally allow us to cancel coverage on loans that are not delinquent if the premiums are not paid within a grace period.
An increase in delinquent loans or a transfer of servicing resulting from liquidity issues, may increase the operational burden on servicers, cause a disruption in the servicing of delinquent loans and reduce servicers’ abilities to undertake mitigation efforts that could help limit our losses.
The information presented in this report and on our website with respect to the mortgage loans we insure is based on information reported to us by third parties, including the servicers and originators of the mortgage loans, and information presented may be subject to lapses or inaccuracies in reporting from such third parties. In many cases, we may not be aware that information reported to us is incorrect until such time as a claim is made against us under the relevant insurance policy. We do not consistently receive monthly policy status information from servicers for single premium policies, and may not be aware that the mortgage loans insured by such policies have been repaid. We periodically attempt to determine if coverage is still in force on such policies by asking the last servicer of record or through the periodic reconciliation of loan information with certain servicers. It may be possible that our reports continue to reflect, as active, policies on mortgage loans that have been repaid.
Risk Factors Relating to Our Business Generally
If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition.
Our enterprise risk management program, described in "Business - Our Products and Services - Risk Management" in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2022, may not be effective in identifying, or adequate in controlling or mitigating, the risks we face in our business.
We employ proprietary and third-party models for a wide range of purposes, including the following: projecting losses, premiums, expenses, and returns; pricing products (through our risk-based pricing system); determining the techniques used to underwrite insurance; estimating reserves; evaluating risk; determining internal capital requirements; and performing stress testing. These models rely on estimates, projections, and assumptions that are inherently uncertain and may not always operate as intended. This can be especially true when extraordinary events occur, such as the Russia-Ukraine war, periods of extreme inflation, pandemics, or environmental disasters related to changing climatic conditions. In addition, our models are being continuously updated over time. Changes in models or model assumptions could lead to material changes in our future expectations, returns, or financial results. The models we employ are complex, which could increase our risk of error in their design, implementation, or use. Also, the associated input data, assumptions, and calculations may not always be correct or accurate and the controls we have in place to mitigate these risks may not be effective in all cases. The risks related to our models may increase when we change assumptions, methodologies, or modeling platforms. Moreover, we may use information we receive through enhancements to refine or otherwise change existing assumptions and/or methodologies.

Information technology system failures or interruptions may materially impact our operations and adversely affect our financial results.
We are heavily dependent on our information technology systems to conduct our business. Our ability to efficiently operate our business depends significantly on the reliability and capacity of our systems and technology. The failure of our systems and technology to operate effectively could affect our ability to provide our products and services to customers, reduce efficiency, or cause delays in operations. Significant capital investments might be required to remediate any such problems. We are also dependent on our ongoing relationships with key technology providers, including provisioning of their products and technologies, and their ability to support those products and technologies. The inability of these providers to successfully provide and support those products could have an adverse impact on our business and results of operations.
We are in the process of upgrading certain information systems, and transforming and automating certain business processes, and we continue to enhance our risk-based pricing system and our system for evaluating risk. Certain information systems have been in place for a number of years and it has become increasingly difficult to support their operation. The implementation of technological and business process improvements, as well as their integration with customer and third-party systems when applicable, is complex, expensive and time consuming. If we fail to timely and successfully implement and integrate the new technology systems, if the third party providers upon which we are reliant do not perform as expected, if our legacy systems fail to operate as required, or if the upgraded systems and/or transformed and automated business processes do not operate as expected, it could have a material adverse impact on our business, business prospects and results of operations.
We could be materially adversely affected by a cyber security breach or failure of information security controls.
As part of our business, we maintain large amounts of confidential and proprietary information, including personal information of consumers and employees, on our servers and those of cloud computing services. Federal and state laws designed to promote the protection of such information require businesses that collect or maintain personal information to adopt information security programs, and to notify individuals, and in some jurisdictions, regulatory authorities, of security breaches involving personally identifiable information. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including by cyber attacks, such as those involving ransomware. The Company discovers vulnerabilities and regularly blocks a high volume of attempts to gain unauthorized access to its systems. Globally, attacks are expected to continue accelerating in both frequency and sophistication with increasing use by actors of tools and techniques that will hinder the Company’s ability to identify, investigate and recover from incidents. Such attacks may also increase as a result of retaliation by Russia in response to actions taken by the U.S. and other countries in connection with Russia's military invasion of Ukraine. The Company operates under a hybrid workforce model and such model may be more vulnerable to security breaches.

While we have information security policies and systems in place to secure our information technology systems and to prevent unauthorized access to or disclosure of sensitive information, there can be no assurance with respect to our systems and those of our third-party vendors that unauthorized access to the systems or disclosure of the sensitive information, either through the actions of third parties or employees, will not occur. Due to our reliance on information technology systems, including ours and those of our customers and third-party service providers, and to the sensitivity of the information that we maintain, unauthorized access to the systems or disclosure of the information could adversely affect our reputation, severely disrupt our operations, result in a loss of business and expose us to material claims for damages and may require that we provide free credit monitoring services to individuals affected by a security breach.

Should we experience an unauthorized disclosure of information or a cyber attack, including those involving ransomware, some of the costs we incur may not be recoverable through insurance, or legal or other processes, and this may have a material adverse effect on our results of operations.

The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering LTV ratio, credit score, vintage, Home Affordable Refinance Program ("HARP") status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower-paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in NIW, or if our mix of business changes to include loans with higher LTV ratios or lower FICO scores, for example, all other things equal, we will be required to hold more Available Assets in order to maintain GSE eligibility.
The percentage of our NIW from all single premium policies was 3.3% in the first half of 2023. Beginning in 2012, the annual percentage of our NIW from single policies has been as low as 4.3% in 2022 and as high as 20.4% in 2015. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life.
As discussed in our risk factor titled "Reinsurance may not always be available or its cost may increase," we have in place various QSR transactions. Although the transactions reduce our premiums, they have a lesser impact on our overall results, as losses ceded under the transactions reduce our losses incurred and the ceding commissions we receive reduce our underwriting expenses. The effect of the QSR transactions on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses incurred. We also have in place various

XOL reinsurance transactions under which we cede premiums. Under the XOL reinsurance transactions, for the respective reinsurance coverage periods, we retain the first layer of aggregate losses and the reinsurers provide second layer coverage up to the outstanding reinsurance coverage amount.
In addition to the effect of reinsurance on our premiums, we expect a decline in our premium yield (net premiums earned divided by the average insurance in force) over time as a large percentage of our current IIF is from book years with lower premium rates due a decline in premium rates in recent years resulting from pricing competition, insuring mortgages with lower risk characteristics, lower required capital, and certain policies undergoing premium rate resets on their ten-year anniversaries. Refinance transactions on single premium policies benefit our premium yield due to the impact of accelerated earned premium from cancellation prior to their estimated life. Recent low levels of refinance transactions have reduced that benefit.
Our ability to rescind insurance coverage became more limited for new insurance written beginning in mid-2012, and it became further limited for new insurance written under our revised master policy that became effective March 1, 2020. These limitations may result in higher losses paid than would be the case under our previous master policies.
From time to time, in response to market conditions, we change the types of loans that we insure. We also may change our underwriting guidelines, including by agreeing with certain approval recommendations from a GSE automated underwriting system. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html.

Even when home prices are stable or rising, mortgages with certain characteristics have higher probabilities of claims. As of June 30, 2023, mortgages with these characteristics in our primary risk in force included mortgages with LTV ratios greater than 95% (15%), mortgages with borrowers having FICO scores below 680 (7%), including those with borrowers having FICO scores of 620-679 (6%), mortgages with limited underwriting, including limited borrower documentation (1%), and mortgages with borrowers having DTI ratios greater than 45% (or where no ratio is available) (16%), each attribute as determined at the time of loan origination. Loans with more than one of these attributes accounted for 4% of our primary risk in force as of June 30, 2023, and 4% of our primary risk in force as of December 31, 2022 and December 31, 2021. When home prices increase, interest rates increase and/or the percentage of our NIW from purchase transactions increases, our NIW on mortgages with higher LTV ratios and higher DTI ratios may increase. Our NIW on mortgages with LTV ratios greater than 95% was 12% in the first half of 2023, 13% in the first half of 2022, and 12% for the full year of 2022. Our NIW on mortgages with DTI ratios greater than 45% was 23% in the first half of 2023, 19% for the first half of 2022, and 21% for the full year of 2022.

From time to time, we change the processes we use to underwrite loans. For example: we rely on information provided to us by lenders that was obtained from certain of the GSEs’ automated appraisal and income verification tools, which may produce results that differ from the results that would have been determined using different methods; we accept GSE appraisal waivers for certain refinance loans; and we accept GSE appraisal flexibilities that allow property valuations in certain transactions to be based on appraisals that do not involve an onsite or interior inspection of the property. Our acceptance of automated GSE appraisal and income verification tools, GSE appraisal waivers and GSE appraisal flexibilities may affect our pricing and risk assessment. We also continue to further automate our underwriting processes and it is possible that our automated processes result in our insuring loans that we would not otherwise have insured under our prior processes.
Approximately 72% of our first half 2023 and 72% of our 2022 NIW was originated under delegated underwriting programs pursuant to which the loan originators had authority on our behalf to underwrite the loans for our mortgage insurance. For loans originated through a delegated underwriting program, we depend on the originators' compliance with our guidelines and rely on the originators' representations that the loans being insured satisfy the underwriting guidelines, eligibility criteria and other requirements. While we have established systems and processes to monitor whether certain aspects of our underwriting guidelines were being followed by the originators, such systems may not ensure that the guidelines were being strictly followed at the time the loans were originated.
The widespread use of risk-based pricing systems by the private mortgage insurance industry (discussed in our risk factor titled "Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses") makes it more difficult to compare our premium rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our mix of new insurance written has changed and our mix may fluctuate more as a result.
If state or federal regulations or statutes are changed in ways that ease mortgage lending standards and/or requirements, or if lenders seek ways to replace business in times of lower mortgage originations, it is possible that more mortgage loans could be originated with higher risk characteristics than are currently being originated, such as loans with lower FICO scores and higher DTI ratios. The focus of the new FHFA leadership on increasing homeownership opportunities for borrowers is likely to have this effect. Lenders could pressure mortgage insurers to insure such loans, which are expected to experience higher claim rates. Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses paid even under our current underwriting requirements.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
When we set our premiums at policy issuance, we have expectations regarding likely performance of the insured risks over the long term. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase premiums on future policies. In addition, our customized rate plans may delay our ability to increase premiums on future policies covered by such plans. The premiums we charge, the investment income we earn and the amount of reinsurance we carry may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipated when we set the premiums, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when we set the premiums, our returns may be lower than we assumed. For a discussion of the amount of capital we are required to hold, see our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."
Actual or perceived instability in the financial services industry or non-performance by financial institutions or transactional counterparties could materially impact our business.
Limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry with which we do business, or concerns or rumors about the possibility of such events, have in the past and may in the future lead to market-wide liquidity problems. Such conditions may negatively impact our results and/or financial condition. While we are unable to predict the full impact of these conditions, they may lead to among other things: disruption to the mortgage market, delayed access to deposits or other financial assets; losses of deposits in excess of federally-insured levels; reduced access to, or increased costs associated with, funding sources and other credit arrangements adequate to finance our current or future operations; increased regulatory pressure; the inability of our counterparties and/or customers to meet their obligations to us; economic downturn; and rising unemployment levels. Refer to our risk factor titled “Downturns in the domestic economy or declines in home prices may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns” for more information about the potential effects of a deterioration of economic conditions on our business.
We routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, reinsurers, and our customers. Many of these transactions expose us to credit risk and losses in the event of a default by a counterparty or customer. Any such losses could have a material adverse effect on our financial condition and results of operations.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.

Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
The private mortgage insurance industry is highly competitive and is expected to remain so. We believe we currently compete with other private mortgage insurers based on premium rates, underwriting requirements, financial strength (including based on credit or financial strength ratings), customer relationships, name recognition, reputation, strength of management teams and field organizations, the ancillary products and services provided to lenders, and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products.
Our relationships with our customers, which may affect the amount of our NIW, could be adversely affected by a variety of factors, including if our premium rates are higher than those of our competitors, our underwriting requirements are more restrictive than those of our competitors, or our customers are dissatisfied with our claims-paying practices (including insurance policy rescissions and claim curtailments).
In recent years, the industry has materially reduced its use of standard rate cards, which were fairly consistent among competitors, and correspondingly increased its use of (i) pricing systems that use a spectrum of filed rates to allow for formulaic, risk-based pricing based on multiple attributes that may be quickly adjusted within certain parameters, and (ii) customized rate plans. The widespread use of risk-based pricing systems by the private mortgage insurance industry makes it more difficult to compare our rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our volume of NIW has changed. In addition, business under customized rate plans is awarded by certain customers for only limited periods of time. As a result, our NIW may fluctuate more than it had in the past. Regarding the concentration of our new business, our top ten customers accounted for approximately 36% and 33% in the twelve months ended June 30, 2023 and June 30, 2022, respectively.
We monitor various competitive and economic factors while seeking to balance both profitability and market share considerations in developing our pricing strategies. Our premium yield is expected to decline over time as older insurance policies with premium rates that are generally higher run off and new insurance policies with premium rates that are generally lower remain on our books.
Certain of our competitors have access to capital at a lower cost than we do (including, through off-shore intercompany reinsurance vehicles, which have tax advantages that may increase if U.S. corporate income taxes increase). As a result, they may be able to achieve higher after-tax rates of return on their NIW compared to us, which could allow them to leverage reduced premium rates to gain market share, and they may be better positioned to compete outside of traditional mortgage insurance, including by participating in alternative forms of credit enhancement pursued by the GSEs discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance."
Although the current PMIERs of the GSEs do not require an insurer to maintain minimum financial strength ratings, our financial strength ratings can affect us in the ways set forth below. If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future NIW could be negatively affected.
•A downgrade in our financial strength ratings could result in increased scrutiny of our financial condition by the GSEs and/or our customers, potentially resulting in a decrease in the amount of our NIW.
•Our ability to participate in the non-GSE residential mortgage-backed securities market (the size of which has been limited since 2008, but may grow in the future), could depend on our ability to maintain and improve our investment grade ratings for our insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from A.M. Best is A- (with a stable outlook), from Moody’s is A3 (with a stable outlook) and from Standard & Poor’s is BBB+ (with a stable outlook).
•Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when using forms of credit enhancement other than traditional mortgage insurance, as discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance." The final GSE capital framework provides more capital credit for transactions with higher rated counterparties, as well as those who are diversified. Although we are currently unaware of a direct impact on MGIC, this could potentially become a competitive disadvantage in the future.

Standard & Poor’s is considering changes to its rating methodologies for insurers, including mortgage insurers. It is uncertain what impact the changes will have, whether they will prompt similar moves at other rating agencies, or the extent to which they will impact how external parties evaluate the different rating levels.

We are subject to the risk of legal proceedings.
Before paying an insurance claim, generally we review the loan and servicing files to determine the appropriateness of the claim amount. When reviewing the files, we may determine that we have the right to rescind coverage or deny a claim on the loan (both referred to herein as “rescissions”). In addition, our insurance policies generally provide that we can reduce a claim if the servicer did not comply with its obligations under our insurance policy (such reduction referred to as a “curtailment”). In recent years, an immaterial percentage of claims received have been resolved by rescissions. In the first half of 2023 and in 2022, curtailments reduced our average claim paid by approximately 6.6% and 6.3%, respectively. The COVID-19-related foreclosure moratoriums and forbearance plans, along with increased home prices, resulted in decreased claims paid activity beginning in the second quarter of 2020. It is difficult to predict the level of curtailments once foreclosure activity returns to a more typical level. Our loss reserving methodology incorporates our estimates of future rescissions, curtailments, and reversals of rescissions and curtailments. A variance between ultimate actual rescission, curtailment and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.
When the insured disputes our right to rescind coverage or curtail claims, we generally engage in discussions in an attempt to settle the dispute. If we are unable to reach a settlement, the outcome of a dispute ultimately may be determined by legal proceedings. Under ASC 450-20, until a loss associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes and do not accrue an estimated loss. When we determine that a loss is probable and can be reasonably estimated, we record our best estimate of our probable loss. In those cases, until settlement negotiations or legal proceedings are concluded (including the receipt of any necessary GSE approvals), it is possible that we will record an additional loss.
From time to time, we are involved in disputes and legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course disputes and legal proceedings will not have a material adverse effect on our financial position or results of operations.
The COVID-19 pandemic may materially impact our business and future financial condition.
The COVID-19 pandemic materially impacted our 2020 financial results. While the initial impact of COVID-19 on our business has moderated, the extent to which COVID-19 may materially affect our business and future financial condition is uncertain and cannot be predicted. The magnitude of any future impact could be influenced by various factors. The COVID-19 pandemic may affect our business in other ways, as described in more detail in these risk factors.

Forbearance for borrowers who were affected by COVID-19 allows mortgage payments to be suspended for a period of time. Historically, forbearance plans have reduced the incidence of our losses on affected loans. Whether a loan delinquency will cure, including through modification, when forbearance ends will depend on the economic circumstances of the borrower at that time. The severity of losses associated with delinquencies that do not cure will depend on economic conditions at that time, including home prices.
Our success depends, in part, on our ability to manage risks in our investment portfolio.
Our investment portfolio is an important source of revenue and is our primary source of claims paying resources. Although our investment portfolio consists mostly of highly-rated fixed income investments, our investment portfolio is affected by general economic conditions and tax policy, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and credit spreads and, consequently, the value of our fixed income securities. Prevailing market rates have increased for various reasons, including inflationary pressures, which has reduced the fair value of our investment portfolio holdings relative to their amortized cost. The value of our investment portfolio may also be adversely affected by ratings downgrades, increased bankruptcies, and credit spreads widening. In addition, the collectability and valuation of our municipal bond portfolio may be adversely affected by budget deficits, and declining tax bases and revenues experienced by state and local municipalities. Our investment portfolio also includes commercial mortgage-backed securities, collateralized loan obligations, and asset-backed securities, which could be adversely affected by declines in real estate valuations, increases in unemployment, geopolitical risks and/or financial market disruption, including more restrictive lending conditions and a heightened collection risk on the underlying loans. As a result of these matters, we may not achieve our investment objectives and a reduction in the market value of our investments could have an adverse effect on our liquidity, financial condition and results of operations.

For the significant portion of our investment portfolio that is held by MGIC, to receive full capital credit under insurance regulatory requirements and under the PMIERs, we generally are limited to investing in investment grade fixed income securities whose yields reflect their lower credit risk profile. Our investment income depends upon the size of the portfolio and its reinvestment at prevailing interest rates. A prolonged period of low investment yields would have an adverse impact on our investment income as would a decrease in the size of the portfolio.
We structure our investment portfolio to satisfy our expected liabilities, including claim payments in our mortgage insurance business. If we underestimate our liabilities or improperly structure our investments to meet these liabilities, we could have unexpected losses resulting from the forced liquidation of fixed income investments before their maturity, which could adversely affect our results of operations.
Our holding company debt obligations are material.
At June 30, 2023, we had approximately $817 million in cash and investments at our holding company and our holding company’s long-term debt obligations were $671 million in aggregate principal amount. Annual debt service on the long-term debt obligations outstanding as of June 30, 2023, is approximately $36 million.

The long-term debt obligations are owed by our holding company, MGIC Investment Corporation, and not its subsidiaries. The payment of dividends from MGIC is the principal source of our holding company cash inflow. Other sources of holding company cash inflow include settlements under intercompany tax and expense sharing agreements, investment income and raising capital in the public markets. Although MGIC holds assets in excess of its minimum statutory capital requirements and its PMIERs financial requirements, the ability of MGIC to pay dividends is restricted by insurance regulation. In general, dividends in excess of prescribed limits are deemed “extraordinary” and may not be paid if disapproved by the OCI. In 2023, MGIC can pay $92 million of ordinary dividends without OCI approval, before taking into consideration dividends paid in the preceding twelve months. A dividend is extraordinary when the proposed dividend amount plus dividends paid in the last twelve months from the dividend payment date exceed the ordinary dividend level. In the twelve months ended June 30, 2023, MGIC paid $700 million in dividends to the holding company. Future dividend payments from MGIC to the holding company will be determined in consultation with the board of directors, and after considering any updated estimates about our business.
If any capital contributions to our subsidiaries are required, such contributions would decrease our holding company cash and investments.
Your ownership in our company may be diluted by additional capital that we raise.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue additional debt capital or to raise additional equity or equity-linked capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
The price of our common stock may fluctuate significantly, which may make it difficult for holders to resell common stock when they want or at a price they find attractive.
The market price for our common stock may fluctuate significantly. In addition to the risk factors described herein, the following factors may have an adverse impact on the market price for our common stock: changes in general conditions in the economy, the mortgage insurance industry or the financial stability of markets and financial services industry; announcements by us or our competitors of acquisitions or strategic initiatives; our actual or anticipated quarterly and annual operating results; changes in expectations of future financial performance (including incurred losses on our insurance in force); changes in estimates of securities analysts or rating agencies; actual or anticipated changes in our share repurchase program or dividends; changes in operating performance or market valuation of companies in the mortgage insurance industry; the addition or departure of key personnel; changes in tax law; and adverse press or news announcements affecting us or the industry. In addition, ownership by certain types of investors may affect the market price and trading volume of our common stock. For example, ownership in our common stock by investors such as index funds and exchange-traded funds can affect the stock’s price when those investors must purchase or sell our common stock because the investors have experienced significant cash inflows or outflows, the index to which our common stock belongs has been rebalanced, or our common stock is added to and/or removed from an index (due to changes in our market capitalization, for example).